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                     September 29, 2023

       Pui Lan Patrick Tsang
       Chief Executive Officer
       TG Venture Acquisition Corp.
       1390 Market Street, Suite 200
       San Francisco, CA 94102

                                                        Re: TG Venture
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 25,
2023
                                                            File No. 001-41000

       Dear Pui Lan Patrick Tsang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Penny J. Minna